Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Condor Hospitality Trust, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-180479, 333-138304, and, 333-220182) on Form S-3 and (Nos.333-225258, 333-212264, 333-134822, and 333-181680) on Form S-8 of Condor Hospitality Trust, Inc. and subsidiaries of our report dated March 11, 2019, with respect to the consolidated balance sheets of Condor Hospitality Trust, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, which report appears in the December 31, 2018 annual report on Form 10-K of Condor Hospitality Trust, Inc.

 (signed) KPMG LLP

McLean, Virginia
March 11, 2019